INFORMATION
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 101 South Hanley Road
 St. Louis, Missouri 63105
 314-863-1100

FOR IMMEDIATE RELEASE
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               FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
                      FOR FIRST QUARTER AND FULL YEAR 2002

St. Louis, Missouri, March 4, 2002 - Furniture Brands International (NYSE: FBN) announced today it expects first quarter 2002 sales to be slightly better than previously expected, and first quarter earnings per share on a diluted basis to be in the $0.48 to $0.53 range.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, "We have just completed routine on-site reviews at each of our operating companies. Additionally, we have several investor conferences scheduled in March and April. In anticipation of those presentations, it is appropriate for us to issue an update on our operating results and current expectations."

"In January, we said order trends showed strength at Lane and modestly improved business at Broyhill -- both strong players in the middle and upper-middle price categories. These trends have continued through January and February. We also said we had yet to see a turnaround at the upper end. However, recent incoming orders at Thomasville are beginning to show somewhat better year over year comparisons. Our business at the premium end -- including Henredon, Drexel Heritage, Pearson and Hickory Chair -- continues to be soft.

"Our January projection was based on essentially flat business overall for the first half of 2002, with a recovery beginning at mid-year and accelerating through the second half. It appears the recovery, at least in the middle and upper-middle price segments, is developing somewhat earlier than expected. Excluding the favorable impact of the recent acquisitions, we now expect overall sales growth to be essentially flat for the first quarter with modest growth in the second quarter."

Mr. Holliman concluded, "We are encouraged by the recent order trends. We are currently projecting diluted earnings per share of $0.48-$0.53 in the first quarter and $2.25-$2.35 for the full year. We will provide further guidance with the issuance of our first quarter results on April 24, 2002."

Furniture Brands International is America's largest home furniture manufacturer, marketing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company manufactures and sources furniture across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the Company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the Company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the Company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The Company also cautions investors that our forecast for the first quarter and the year 2002 represent our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.